EXHIBIT 4.1
                                   RESOLUTIONS

     WHEREAS, the Company is indebted USIS International Corp. for consulting services rendered and expenses incurred in connection with the business of the Company.


     RESOLVED, that in payment for consulting services provided to the Company USIS International Corp., the Company grants 1,500,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all if its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").